Exhibit (a)(5)

LUXOTTICA GROUP S.p.A.
ELECTION FORM

        The “Grant Detail Report” included in this mailing lists those options granted to you in any of (1) the 2006 Option Grant issued pursuant to the 2001 Option Plan, (2) the 2007 Option Grant issued pursuant to the 2006 Option Plan or (3) the 2006 Performance Option Grant issued pursuant to the 2006 Option Plan (each of the options granted in the 2006 Option Grant, the 2007 Option Grant and the 2006 Performance Option Grant, an “Eligible Option”).

        To validly tender Eligible Options for cancellation in order to be granted new options, you must complete and deliver this Election Form according to the instructions on page 3 of this Election Form and return it to Tom Larson by fax at (513) 492-6915 or by email at tlarson@luxotticaRetail.com. The deadline for receipt of this Election Form is 11:59 P.M., Eastern Daylight Time, on June 12, 2009.

To Luxottica Group S.p.A.:

        I wish to tender for cancellation all of my Eligible Options that were issued in the Option Grant(s) I have designated below in order to be granted new options, subject to the terms and conditions of the Offer to Reassign Share Options dated May 15, 2009 (the “Offer to Reassign”)(please mark with an ‘X,’ as applicable, to indicate the Option Grant(s) in which the options that you wish to tender for cancellation were issued):

________ 2006 Options

________ 2007 Options

________ 2006 Performance Options

        I understand that if Luxottica accepts my tendered Eligible Options that were issued in a particular Option Grant, then all of my Eligible Options that were issued in such Option Grant will be deemed automatically surrendered by me. I understand that if my offer is accepted I will (1) have no right, title or interest to my Eligible Option(s) that were issued in such Option Grant(s), and any certificates, agreement or other documentation evidencing such Option Grant(s) shall be void and of no further effect, and (2) in the case of (a) the 2006 Options and the 2007 Options, be granted New Options exercisable for the same number of ordinary shares underlying the eligible options surrendered and (b) the 2006 Performance Options, be granted New Performance Options to purchase 0.5 ordinary shares for each one ordinary share underlying the eligible options surrendered, with such New Options and the New Performance Options to be subject to the terms and conditions of and as more fully explained in the Offer to Reassign.  I understand that, for purposes of calculating the number of New Performance Options to which I may be entitled, fractional ordinary shares subject to such New Performance Options will be rounded down to the nearest whole number of ordinary shares.  In addition, I am making the representations and acknowledgements to Luxottica that are set forth on page 2 of this Election Form.

Date: ________ , 2009

Signature

Name (please print)

I.D. or Social Security Number

Telephone Number During Working Hours

To: Luxottica Group S.p.A.

        Pursuant to the Offer to Reassign, I hereby tender all of my Eligible Options that were issued in the Option Grant(s) designated on page 1 of this Election Form. In addition to the representations and acknowledgements by me on the reverse side of this Election Form, I hereby represent and acknowledge the following to Luxottica Group S.p.A. (the “Company”):

•                                          The Eligible Options tendered by me are tendered subject to the terms and conditions of the offer as set forth in the Offer to Reassign, a copy of which I acknowledge having received and read.

•                                          I have full power and authority to tender the Eligible Options indicated in my “Grant Detail Report.”

•                                          The authority conferred or agreed to be conferred in my Election Form regarding my option(s) I have tendered shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•                                          The Company’s acceptance for cancellation of options tendered pursuant to the offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer to Reassign.

•                                          If my Eligible Options are accepted for cancellation, I acknowledge that I will have no right, title or interest to such surrendered Eligible Option(s) and any certificates, agreement or other documentation evidencing such option grant(s) shall be void and of no further effect.

•                                          If my Eligible Options are accepted for cancellation, I acknowledge that the new option(s) I receive:

•                                          will constitute a right: (a) in the case of the 2006 Options and the 2007 Options, to purchase the same number of ordinary shares underlying the eligible options surrendered and/or (b) in the case of the 2006 Performance Options, to purchase 0.5 ordinary shares for each one ordinary share underlying the eligible options surrendered (for purposes of calculating the number of New Performance Options to which I may be entitled, fractional ordinary shares subject to such New Performance Options will be rounded down to the nearest whole number of ordinary shares);

•                                          will be granted on the date that this offer expires and my tendered options are canceled by the Company (if the expiration date of the offer is extended, the new option grant date will be similarly extended);

•                                          will be exercisable in accordance with a new vesting schedule and, in the case of New Performance Options, the achievement of certain performance targets, as set forth in the Offer to Reassign; and

•                                          will be subject to: (a)(1) in the case of New Options, the terms and conditions of the 2001 Option Plan and (2) in the case of New Performance Options, the terms and conditions of the 2006 Option Plan; and (b) a new option agreement between the Company and me that will be forwarded to me after the grant of the new options.

•                                          The new options I receive will be nonqualified stock options for purposes of the U.S. Internal Revenue Code of 1986, as amended.

•                                          I also acknowledge that I must be an employee of the Company from the date when I tender options through and on the date when the Offer expires and the new options are granted in order to receive new options. I further acknowledge that if I do not remain such an employee, then any options that I tendered will not be accepted for cancellation and will remain outstanding until they are exercised or expire by their terms.

•                                          I also acknowledge that I might not receive new options if any of the Conditions of this Offer set forth in Section 8 of the Offer to Reassign shall not have been satisfied, including if the Company enters into a merger or similar transaction in which there is a change of control of the Company prior to the grant of the new options.

•                                          I recognize that as set forth in Section 6 of the Offer to Reassign, the Company may terminate or amend the offer and postpone its acceptance and cancellation of any and all tendered options.

INSTRUCTIONS

FORMING A PART OF THE TERMS AND CONDITIONS OF THE OFFER

         1.    Delivery of Election Form. A properly completed and duly executed Election Form (or an electronic copy or facsimile thereof) must be received by the Company at the address forth on page 1 of this Election Form on or before the expiration date of the offer.

         The method by which you deliver any required documents (including this Election Form) is at your election and risk, and the delivery will be deemed made only when actually received by the Company. In all cases, you should allow sufficient time to ensure timely delivery.

         An election to tender options for cancellation in order to be granted new options pursuant to this offer may be withdrawn at any time prior to 11:59 p.m., Eastern Daylight Time, on June 12, 2009. If the offer is extended by the Company beyond that time, you may withdraw your election at any time until the extended expiration of the offer. To withdraw all options tendered for cancellation that were issued in a particular Option Grant, you must deliver a properly completed Notice of Withdrawal, or an electronic copy or facsimile thereof, to the Company while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly tendered for cancellation for purposes of the offer, unless such withdrawn options are properly re-tendered on or prior to the expiration date of the offer by submitting a new Election Form in accordance with the procedures described above.

        The Company will not accept any alternative, conditional or contingent elections to tender options for cancellation. All employees tendering options for cancellation in order to be granted new options, by execution of this Election Form (or facsimile of it), waive any right to receive any notice of the acceptance of their options for surrender, except as provided in the Offer to Reassign.

         2.    Tender of Options for Cancellation. If you currently hold options that were issued in only one Option Grant and decide to participate in this offer to reassign, you must surrender all of your eligible options for cancellation and each such option must be surrendered in full.  If you currently hold options that were issued in more than one Option Grant, you may, at your sole discretion, surrender for cancellation eligible options that were issued in one or more Option Grants.  However, if you decide to surrender options that were issued in any particular Option Grant, you must surrender for cancellation all eligible options that were issued in such Option Grant and each such option must be surrendered in full.  For example, if you hold 2006 Options, 2007 Options and 2006 Performance Options, you will be permitted, at your sole discretion, to surrender only 2006 Options and 2006 Performance Options  for cancellation in order to be granted New Options and New Performance Options, respectively, and to retain your 2007 Options, provided that you must surrender all of your eligible 2006 Options and 2006 Performance Options in full.

         3.    Signatures on the Election Form. If this Election Form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option award document(s) to which the options are subject without alteration, enlargement or any other change.

        If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, then such person’s full title and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Election Form.

         4.     Requests for Assistance or Additional Copies. Any questions or requests for assistance, including any requests for additional copies of the Offer to Reassign or this Election Form, may be directed to:

Tom Larson by telephone at (513) 765-6915 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time, or by email at tlarson@luxotticaRetail.com.

         5.    Irregularities. Any questions as to the number of option shares subject to options to be accepted for cancellation, and any questions as to the validity (including eligibility and time of receipt), form and acceptance of any surrender of options for cancellation will be determined by the Company in its sole discretion, which determination shall be final and binding on all interested persons. The Company reserves the right to reject any or all options surrendered for cancellation that the Company determines not to be in appropriate form or the acceptance of which would be unlawful. The Company also reserves the right to waive any of the conditions of the offer and any defect or irregularity, provided that any such waiver would apply equally to each option holder, and the Company’s interpretation of the terms of the offer (including these instructions) will be final and binding on all participants in the offer. No surrender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with the surrender of options for cancellation must be cured prior to the expiration of the offer. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in the surrender of options for cancellation, and neither the Company nor any other person will incur any liability for failure to give any such notice.

         6.    Important Tax Information. You should refer to Section 13 of the Offer to Reassign, which contains important tax information.